Exhibit 10.1

SUPERIOR ESSEX INC.

PERFORMANCE-CONTINGENT SHARE AWARD CERTIFICATE

Non-transferable

G R A N T   T O

(“Grantee”)

by Superior Essex Inc. (the “Company”) of the right (“Performance Shares”) to receive shares of the Company’s $.01 par value common stock (“Shares”), pursuant to and subject to the provisions of the Superior Essex Inc. 2005 Incentive Plan (the “Omnibus Plan”) and to the terms and conditions set forth on the following pages of this award certificate (this “Certificate”).

The target number of Shares subject to this award is                               (the “Target Award”).  Depending on the Company’s level of attainment of the performance targets set forth in Exhibit A for the period beginning January 1, 2007 and ending December 31, 2009 (the “Performance Period”), Grantee may earn up to 200% of the Target Award, as set forth in greater detail in Exhibit A, subject to availability of shares under the Omnibus Plan and in reliance on Compensation Committee Resolution 07-14 which reserves the maximum number of shares for this Award upon shareowner approval of amendments to the Omnibus Plan at the 2007 annual meeting of shareowners.

By accepting this award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Superior Essex Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed as of the Grant Date.

SUPERIOR ESSEX INC.	Grant Date:

By:	Accepted by Grantee:
Its: Authorized Officer

TERMS AND CONDITIONS

1.     Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.  In addition, certain terms are defined in Exhibit A.

2.     Vesting and Settlement of Performance Shares.  The Performance Shares have been credited to a bookkeeping account on behalf of Grantee.  The Performance Shares will vest and will be converted to actual Shares of Stock (one Share per vested Performance Share) on the dates and to the extent set forth in Exhibit A.

If Grantee’s employment terminates prior to the end of the Performance Period for any reason other than as set forth in Exhibit A, Grantee shall forfeit all right, title and interest in and to the Performance Shares as of the date of such termination.  In addition, Grantee shall have no rights to any Performance Shares that fail to vest in accordance with the terms of this Certificate.

Vested Performance Shares will be registered on the books of the Company in Grantee’s name on the earlier of March 15, 2010 (the “Scheduled Pay-Out Date”) or the date of the occurrence of a Change in Control (a “Pay-Out Date”), and will be delivered to Grantee as soon as practical thereafter, in certificated or uncertificated form, as Grantee shall direct.

3.     Determination of Performance.  The Committee shall, as soon as practicable after the end of the Performance Period certify the Company’s performance against the Performance Objectives, but in no event later than (i) March 15, 2010 or (ii) the date of filing of the Company’s Annual Report on Form 10-K for 2009.  If for any reason the Committee shall not have certified the Company’s performance against the Performance Objectives by March 15, 2010, the conversion date for vested Performance Shares and the Pay-Out Date shall be delayed, in the discretion of the Committee, for such period as may be required to avoid liability under Code Section 409A, but shall in no event extend beyond December 31, 2010.

4.     No Dividend Equivalents.  Prior to a Pay-Out Date, Grantee shall have no rights to cash dividends or other cash distributions paid with respect to Performance Shares.

5.     Limitation of Rights.  This Certificate does not confer to Grantee or Grantee’s Beneficiary, executors or administrators any rights of a stockholder of the Company unless and until Shares of Stock are in fact registered in such person’s name on the Pay-Out Date.  Prior to the Pay-Out Date, no right or interest of Grantee in Performance Shares may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate.  Prior to the Pay-Out Date, Performance Shares may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

6.     Payment of Taxes.  Grantee will, no later than the date as of which any amount related to the Performance Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Company regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount.  The Committee hereby approves Grantee’s surrender to the Company of a number of Shares earned under this award (or the withholding of such Shares) as necessary to pay the minimum applicable withholding tax obligation, and Grantee hereby consents to such method of tax withholding if requested by the Company.  The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

7.     Restrictions on Issuance of Shares.  If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares of Stock underlying the Performance Shares upon any securities exchange or similar self-regulatory organization or under any federal or state securities law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Shares, the Performance Shares will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.     Change in Capital Structure.  In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust this award to preserve the benefits or potential benefits of this award. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, a combination or consolidation of the outstanding Stock into a lesser number of shares, or any other nonreciprocal equity restructuring (within the meaning of FAS 123R), the Performance Shares then subject to this Certificate shall automatically be adjusted proportionately to prevent the dilution or enlargement of rights hereunder.

9. Provisions of Plan Control. This Certificate is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan and applicable provisions of the Employment Agreement or Change of Control Agreement between Grantee and Executive in effect as of the Grant Date, as amended, the “Grantee Agreement”), if any, are incorporated herein by reference. If and to the extent that this Certificate conflicts or is inconsistent with the terms, conditions and provisions of the Plan or such Grantee Agreement, if any, the Plan and such Grantee Agreement shall control, and this Certificate shall be deemed to be modified accordingly, provided that to the extent the Plan provides the Committee with discretion to determine the terms of the award, the exercise of such discretion shall not be considered to be inconsistent with the terms of the Plan.

10. Notices. Notices and communications under this Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia 30339; Attention: Corporate Secretary, or any other address designated by the Company with notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

EXHIBIT A

Performance Objectives

Return on Net Assets (RONA)				60%
RONA% {3 Year Weighted Average}	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
% Payout**	20%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%

2009 Pro Forma Revenues (PFR)				25%
PFR ($B)	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
% Payout**	20%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%

Adjusted EBITDA Margin (EM)				15%
EM% {3 Year Weighted Average}	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*	*
% Payout**	20%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%	160%	170%	180%	190%	200%

*                    Targets for specific quantitative measures intentionally deleted for this public filing.

**             Note: Denotes Performance Shares earned as a percentage of Target Award. When performance falls between two points, linear interpolation shall occur.

Definitions

Adjusted EBITDA.  A non-GAAP financial measure for the Company or a Business Unit for a given year, as reflected in the Company’s year-end earnings release, or if Adjusted EBITDA is no longer reported, EBITDA.  Adjusted EBITDA is generally operating income, increased by other income (exclusive of interest income) and reduced by other expense and further adjusted as follows, without duplication and only to the extent such item is included as a component of operating income:

(1)          increased by depreciation and amortization,

(2)          increased or reduced to eliminate the effects of extraordinary items, within the meaning of GAAP,

(3)          increased or reduced to eliminate the effects of accounting changes implemented during the Plan Year,

(4)          increased or reduced to eliminate the impact of discontinued operations,

(5)          increased or reduced by other charges that are considered to be non-recurring or special items, and

(6)          increased or reduced by non-cash gains, losses, income or expenses, such as non-cash compensation expense.

Adjusted EBITDA Margin.  The quotient obtained by dividing (A) the sum of (i) Adjusted EBITDA for 2007 divided by Core Business Revenues for 2007, plus (ii) two times Adjusted EBITDA for 2008 divided by Core Business Revenues for 2008, plus (iii) three times Adjusted EBITDA for 2009 divided by Core Business Revenues for 2009, by (B) six.

Adjusted Operating Income.  Consolidated Company operating income, a GAAP financial measure for a given period, as reflected in the applicable Company earnings release, adjusted without duplication by charges that are considered to be non-recurring or special items.

Average Annual RONA.  The quotient obtained by dividing (A) the sum of (i) RONA for 2007, plus (ii) two times RONA for 2008, plus (iii) three times RONA for 2009, by (B) six.

Average Net Assets.  The average of total assets of the Company (on a consolidated basis) during a fiscal year, less: (i) cash, (ii) current liabilities other than debt, and (iii) intangible assets, as reflected on the Company’s balance sheet on December 31 immediately prior to such fiscal year and on the last day of each fiscal quarter in such fiscal year. Average Net Assets shall not be adjusted based on the cost of copper.

Core Business Revenues.  Revenues of the Company’s businesses during a Plan Year, other than the copper rod segment, as reflected in the applicable earnings release, with the copper component of revenues adjusted to $3.00 per pound COMEX value.

Plan Year.  Individually, a fiscal year ended December 31, 2007, 2008 and 2009 and collectively, all such fiscal years.

Pro Forma 2009 Revenues.  Core Business Revenues for Plan Year 2009, increased to reflect historic pro forma annual revenues of any Acquisition that occurs during 2009 to the extent not otherwise reflected in Core Business Revenues.

Return on Net Assets (RONA).  Adjusted Operating Income for the applicable fiscal year, divided by Average Net Assets for such fiscal year.

Acquisition.  An acquisition (or combination of acquisitions) of a business, including a line of products.

Disposition.  The disposition of businesses, product lines or interests.

Effect of Acquisition or Disposition.  If prior to December 31, 2009, the Company engages in a Disposition or Acquisition, the following shall occur (the “Automatic Adjustments”):

•                  In the case of a Disposition, each of the Core Business Revenue, RONA, Adjusted Operating Income and Average Net Assets Financial Objectives shall be adjusted, effective as of the date of the Disposition, by eliminating from the original Financial Objectives the plan business results and net assets relating to the disposed business or assets for the remainder of the Performance Period.

•                  In the case of an Acquisition that would result in a reduction in the Company’s RONA or Adjusted EBITDA Margin for the remainder of the Performance Period, the Performance Objectives shall be reduced, effective as of the date of the Acquisition, for the effect of such Acquisition for the remainder of the Performance Period.

Notwithstanding the Automatic Adjustments, if an Acquisition or Disposition occurs, the Committee may, in its sole discretion, increase the RONA, Adjusted EBITDA Margin and/or Core Business Revenue Performance Objectives as so adjusted to increase the difficulty in attaining such Performance Objectives, or reduce the percentage pay-out, as a result of such Acquisition or Disposition.

Committee Discretion.  The Committee retains the sole discretion to reduce the pay-out hereunder after the financial results are finalized if the formula would result in pay-outs to Grantee that the Committee deems to be disproportionate to Company performance or other extraordinary circumstances merit a reduction in the amounts earned.

Vesting of Performance Shares.  The Performance Shares will vest and will be converted to actual Shares of Stock (one Share per vested Performance Share) on the dates and to the extent set forth below:

(a)                      On the Scheduled Pay-Out Date, as to the number of Shares earned as provided under “Performance Objectives” above (the “Performance Objectives”) as of the end of the Performance Period.

(b)                     On the date of a Change in Control, if any, that occurs on or prior to the Scheduled Pay-Out Date, as to the number of Shares determined by the Committee between the Target Award and the maximum award, subject to the provisions of the Grantee Agreement.

(c)                      On the Scheduled Pay-Out Date, if Grantee’s employment is terminated due to death, Disability, Retirement, Grantee’s resignation for “Good Reason” (as defined in the Grantee Agreement) or termination by the Company without Cause (as defined in the Grantee Agreement) prior to the end of the Performance Period, as to the number of Shares that would have been earned if Grantee had remained employed through the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of days lapsed since January 1, 2007 and the date of such event, and the denominator of which is the number of days in the Performance Period.